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                                                                Exhibit(a)(1)(E)

                              FEDDERS CORPORATION

                               OFFER TO EXCHANGE
                                     UP TO
            1,750,000 SHARES OF SERIES A CUMULATIVE PREFERRED STOCK
                                   FOR UP TO
                       12,500,000 SHARES OF COMMON STOCK

To Our Clients:

     Enclosed for your consideration is an Offering Circular, dated February 14, 2003 (the "Offering Circular"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer to exchange (the "Exchange Offer") 0.14 shares of Series A Cumulative Preferred Stock, par value $0.01 per share, of Fedders Corporation ("Fedders") ("Series A Cumulative Preferred Stock") for each share of Fedders' currently outstanding Common Stock, par value $0.01 per share (CUSIP No. 313135501) ("Common Stock"). Subject to the terms and conditions of the Exchange Offer, Fedders will issue up to 1,750,000 shares of Series A Cumulative Preferred Stock in exchange for up to 12,500,000 shares of Common Stock, representing approximately 45% of the outstanding number of shares of the Common Stock, to the extent such shares are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than 12,500,000 shares of Common Stock are tendered, Fedders will purchase from each tendering holder of shares of Common Stock a number of shares on a pro rata basis. Fedders is expecting to announce any final proration factor within about seven business days after the expiration date. No fractional shares of Series A Cumulative Preferred Stock will be issued in the Exchange Offer. Instead, you will be paid cash in lieu of any fractional share to which you would otherwise be entitled. If you hold fewer than 100 shares of Common Stock and tender all of these shares for exchange, all of your shares will be accepted for exchange without proration if the Exchange Offer is completed. For a more detailed description of the Series A Cumulative Preferred Stock Fedders is proposing to issue in the Exchange Offer, please see the section of the Offering Circular titled "Description of Capital Stock." Fedders reserves the right to extend or terminate the Exchange Offer if the conditions set forth in the section of the Offering Circular titled "The Exchange Offer -- Conditions to the Exchange Offer" are not satisfied and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of shares of Common Stock and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Fedders reserves the right to waive any and all conditions to the Exchange Offer.

     These materials are being forwarded to you as the beneficial owner of the shares of Common Stock held by us for your account but not registered in your name. A TENDER OF THE SHARES OF COMMON STOCK MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf any shares of Common Stock held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any shares of Common Stock on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 18, 2003, unless extended. Fedders may, in its sole and absolute discretion, extend the Exchange Offer. Any shares of Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after April 15, 2003 if we have not accepted the tendered shares of Common Stock for exchange by that date.

     Your attention is directed to the following:

          1.  The Exchange Offer is for up to 12,500,000 shares of Common Stock.

          2. The Exchange Offer is subject to certain conditions set forth in the Offering Circular under the title "The Exchange Offer -- Conditions to the Exchange Offer."
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          3.  Any transfer taxes incident to the transfer of shares of Common
     Stock from the holder to Fedders will be paid by Fedders, except as otherwise provided in the Letter of Transmittal.

          4. The Exchange Offer expires at 5:00 p.m., New York City time, on March 18, 2003, unless extended. Fedders, in its sole and absolute discretion, may extend the Exchange Offer.

     If you wish to have us tender any shares of Common Stock, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER YOUR SHARES OF COMMON STOCK.

                          INSTRUCTIONS WITH RESPECT TO
                               THE EXCHANGE OFFER

     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Fedders Corporation with respect to the shares of Common Stock.

     This will instruct you to tender the shares of Common Stock held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

     Please tender the shares of Common Stock held by you for my account as indicated below:

                                 Common Stock:
                                ---------------
                       (number of shares of Common Stock)

     [ ] Please do not tender any shares of Common Stock held by you for my account.

     [ ] Not applicable.

Dated:
----------------------------, 2003

Signature(s):
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Print Name(s) here:
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(Print Address(es)):
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(Area Code and Telephone Number(s)):
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(Tax Identification or Social Security Number(s)):
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     NONE OF THE SHARES OF COMMON STOCK HELD BY US FOR YOUR ACCOUNT WILL BE
TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE SHARES OF COMMON STOCK HELD BY US FOR YOUR ACCOUNT.

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